Exhibit 99.1

NEWS RELEASE

For more information:
	Media:	Investor Relations:
	John Coulbourn	Martha Schaefer
	SeaChange International	SeaChange International
	978/897-0100 x3098	978/897-0100 x3030
	johnc@schange.com	mschaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

FOURTH Quarter Fiscal 2005 Results

Fiscal Year: 79% Growth in Net Income; Record Revenues of $157 Million

MAYNARD, Mass. (March 8, 2005) – SeaChange International, Inc. (Nasdaq: SEAC) today announced financial results for its fourth quarter of fiscal 2005 ended January 31, 2005. Revenues for the quarter were $30.0 million compared to revenues of $38.9 million in the fourth quarter of fiscal 2004, a 23% decrease. The Company recorded a net loss of $2.2 million, or $0.08 per diluted share, for the fourth quarter of fiscal 2005 versus net income of $2.6 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2004. Revenues and the net loss per share for the fourth quarter of fiscal 2005 were in line with the guidance that the Company had previously provided in its press release dated February 3, 2005.

For the fiscal year ended January 31, 2005, revenues were a record $157.3 million compared to revenues of $148.2 million in the prior fiscal year. The Company recorded net income of $9.9 million, or $0.34 per diluted share, for the fiscal year ended January 31, 2005 versus net income of $5.6 million, or $0.20 per diluted share, for the fiscal year ended January 31, 2004, an increase of 79%.

In the fourth quarter of fiscal 2005, Video-on-Demand (VOD) systems revenues were $12.7 million. Total systems revenues for the quarter were $18.8 million, which, in addition to VOD, included revenues of $3.4 million from advertising systems and $2.7 million from broadcast systems. Service revenues for the quarter were $11.2 million.

The Company’s cash and marketable securities balance was $134.9 million at January 31, 2005 compared to $122.0 million at January 31, 2004.

For the quarter ending April 30, 2005, the Company expects total revenues of approximately $40.0 million and net income of $0.03 per share.

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“In this fiscal year, SeaChange’s net income grew by 79% and our revenues reached a record $157 million,” said Bill Styslinger, president and CEO, SeaChange International. “SeaChange significantly extended its leadership in on-demand television and today is responsible for more commercial deployments than any other VOD provider. We’ve shipped 1.4 million VOD streams, far more than our nearest competitor; however, our true differentiation is marked by our core competencies in storage, software and systems integration.

“In the course of the year, many of our cable customers in North America have expanded the depth and breadth of their VOD services, and SeaChange systems are some of the first to provide new utilities for our customers such as High-Definition TV on-demand and recording of broadcast programs,” said Styslinger.

“Over the past year, SeaChange has broadened its markets,” said Styslinger. “A year ago we had one telco customer; today we have eight, including such companies as Verizon and Japan’s NTT. Our international cable customers are in Asia, Europe and Latin America and have increased from two to 14. We have successfully broadened our opportunities and intend to build on our competitive advantages in software and media storage for the wide range of service providers, broadcasters and other content sources worldwide.”

Potential subscribers in systems planned for SeaChange VOD (estimates)

SeaChange Total On-Demand Customers Worldwide

	OPERATORS AS OF JAN. ‘05	ESTIMATED CUSTOMER BASE AS OF JAN. ‘05	OPERATORS AS OF JAN. ‘04	ESTIMATED CUSTOMER BASE AS OF JAN. ‘04
N. American Cable	18	28,677,000	11	24,010,000

International Cable	14	15,195,000	2	6,340,000

Worldwide Telcos	8	9,530,000	1	650,000

TOTAL	40	53,402,000	14	31,000,000

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Worldwide Telcos

COUNTRIES/REGIONS AS OF JAN. 05	ESTIMATED SUBSCRIBERS AS OF JAN. ‘05	ESTIMATED SUBSCRIBERS AS OF JAN. ‘04
Canada (2)	750,000	650,000

Asia (3)	4,965,000	0

U.S. (2)	3,100,000	0

South Am. (1)	715,000	0

TOTAL	9,530,000 (8 OPERATORS)	650,000 (1 OPERATOR)

International Cable Operators

OPERATORS AS OF JAN. ‘05	ESTIMATED BASIC SUBSCRIBERS AS OF JAN. ‘05		ESTIMATED SUBSCRIBERS AS OF AS OF JAN. ‘04
Guandong CATV China	6,000,000		6,000,000

HOT (3): Golden Channels, MATAV, Tevel Israel	1,000,000		0

Intercable Venezuela	340,000		340,000

Ntl United Kingdom	2,400,000		0

QRIX So. Korea	450,000		0

Telewest	1,770,000		0

Unannounced	3,235,000		0

TOTAL	15,195,000 (14 OPERATORS	)	6,340,000 (2 OPERATORS	)

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North American Cable Operators

OPERATORS AS OF JAN. ‘05	ESTIMATED BASIC SUBSCRIBERS AS OF JAN. ‘05		ESTIMATED SUBSCRIBERS AS OF JAN. ‘04
Adelphia	1,877,000		1,877,000

Cablevision	2,952,000		2,952,000

Comcast	15,240,000		11,300,000

Cox	724,000		576,000

Insight	1,270,000		1,156,000

Mediacom	282,000		282,000

Rogers	2,000,000		1,400,000

Time Warner & Bright House	3,590,000		3,581,000

Other	742,000		886,000

TOTAL	28,677,000 (18 OPERATORS	)	24,010,000 (11 OPERATORS	)

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected revenues, earnings, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with C-COR (as successor to nCube Corp.); content providers limiting the scope of content licensed for use in the video- on-demand

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market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including the ON Demand Group Limited; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2004 and those appearing under the caption “Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 15, 2004. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

About SeaChange

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. The Company creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Maynard, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

MediaCluster is a patent and trademark of SeaChange International, Inc.

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SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Twelve months ended
	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
Revenues	$30,042	$38,888	$157,303	$148,166
Cost of revenues	18,054	22,198	85,846	87,574

Gross profit	11,988	16,690	71,457	60,592

Operating expenses:

Research and development	7,653	6,674	29,424	26,030
Selling and marketing	5,174	4,122	18,053	16,653
General and administrative	2,948	2,383	11,656	10,737

	15,775	13,179	59,133	53,420

Income (loss) from operations	(3,787)	3,511	12,324	7,172
Interest income, net	426	499	962	1,734
Other expense	—	—	—	(313)

Income before income taxes and equity income (loss) in earnings of affiliates	(3,361)	4,010	13,286	8,593
Income tax (benefit) expense	(1,203)	1,603	3,200	3,169
Equity income (loss) in earnings of affiliates	(5)	186	(148)	137

Net income (loss)	$(2,163)	$2,593	$9,938	$5,561

Basic income (loss) per share	$(0.08)	$0.10	$0.36	$0.21

Diluted income (loss) per share	$(0.08)	$0.09	$0.34	$0.20

Weighted average common shares outstanding-
Basic	28,076	27,201	27,640	26,969

Diluted	28,076	28,612	29,053	27,905

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SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31, 2005	January 31, 2004
Assets
Current assets:

Cash and cash equivalents	$100,661	$87,597

Marketable securities	13,852	1,677
Accounts receivable, net	25,047	16,572
Inventories	19,458	19,738
Prepaid expenses and other current assets	4,665	3,640

Total current assets	163,683	129,224

Property and equipment, net	15,814	14,757
Marketable securities	20,399	32,769
Investments in affiliates	4,661	3,809
Intangibles, net	480	1,293
Goodwill	1,882	253
Other assets	1,301	151

	$208,220	$182,256

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable and accrued expenses	$23,359	$17,587
Current portion of line of credit and obligations under capital leases	209	399
Customer deposits	165	401
Deferred revenue	21,342	16,437
Income taxes payable	(1,878)	1,336

Total current liabilities	43,197	36,160

Long-term debt and other long-term liabilities	—	209

Common stock and other equity	174,755	165,683
Accumulated deficit	(9,455)	(19,393)
Accumulated other comprehensive loss	(277)	(403)

Total stockholders’ equity	165,023	145,887

	$208,220	$182,256

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